Tax Smart Equity Fund, April 30, 2006 semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended April 30, 2006, Putnam Management has
assumed $1,985 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.



72DD1     Class A   0.018

74U1	  Class A   12,038
	  Class B   9,729
	  Class C   3,083

74U2	  Class M   360

74V1	  Class A   11.53
	  Class B   11.00
	  Class C   11.00

74V2	  Class M   11.21


Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.